EXHIBIT (e)(16)

                                   SCHEDULE A

      The Series of ING Investors Trust, as described in Section 1 of the attached Portfolio Management Agreement, to which Legg Mason Funds Management, Inc. shall act as Portfolio Manager is as follows:

ING Legg Mason Value Portfolio

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